Amerityre Appoints COO Gary N Benninger President and CEO

Boulder City, Nevada (June 5, 2007) – Amerityre Corporation (NASDAQ: AMTY), a leading developer of polyurethane elastomer tire technologies, today announced that the Company’s Board of Directors has named Dr. Gary N. Benninger, the Company’s current Chief Operating Officer, to serve as President, effective immediately.  The Company also announced that it has selected Dr. Benninger to succeed Richard Steinke as the Company’s Chief Executive Officer, effective September 1, 2007.

Once Dr. Benninger assumes the Chief Executive Officer position, Mr. Steinke will serve as a full-time technology consultant to the Company. The Board of Directors will select a new Chairman following the Company’s annual meeting of directors, which is expected to be held the first week of December, 2007.

In January 2007, Mr. Steinke announced his intention to step down as Chairman and Chief Executive Officer of the Company as part of the Company’s overall management succession plan. The Board of Directors selected Dr. Benninger following months of deliberations and interviews with several potential candidates proposed by an independent executive search firm.  Dr. Benninger has been serving as the Company’s Chief Operating Officer since October 2005.

“Dr. Benninger has been integral to the success of the Company during his tenure,” said Mr. Steinke.  “He has worked diligently and effectively as part of the Amerityre team.  I am confident that his leadership will ensure the future success of the Company as it continues its exciting progress towards its full potential.  I intend to work extensively with him during the remainder of the transition period, and I look forward to continuing to work closely with him in my new capacity as a full time consultant.”

As lead Director in charge of the executive search process and on behalf of the Company’s Board of Directors, Kenneth Johnson stated, “Dr. Benninger exemplifies all of the leadership qualities that the Board of Directors has been looking for in a new Chief Executive Officer.  His established working relationships within the Company and his business and professional contacts outside the Company are precisely what the Company needs to ensure a smooth transition.”

Mr. Benninger commented, “I am very pleased and proud to be selected by the Board of Directors to assume the role of President now and Chief Executive Officer in the near future.  I look forward to meeting the new challenges the position will entail, and am excited to continue my work with Richard Steinke and all the other Amerityre personnel who contribute so ably to the Company’s success.”

About Amerityre

Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies. Amerityre is commercializing its technologies through licensing agreements with strategic partners, co-development projects and the sale of equipment and its proprietary chemical formulations.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Amerityre’s technology, materials, license and/or development agreements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:

David P. Martin

dpmartin@amerityre.com

(702) 293-1930 x121

CCG Contact:

Sean Collins, Senior Partner

CCG Investor Relations and Strategic Communications

(310) 477-9800

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